EXHIBIT 5.1

 JONES & HALEY, P.C.

ATTORNEYS AT LAW

750 HAMMOND DRIVE, SUITE 100, BUILDING 12

ATLANTA, GEORGIA 30328

RICHARD W. JONES email: jones@corplaw.net	www.corplaw.net	Telephone 770-804-0500 Facsimile 770-804-8004

April 14, 2023

United States Securities and Exchange Commission

Division of Corporate Finance

Office of Manufacturing

100 F Street, N.E.

Washington, DC  20549

Attn:  Eranga Dian and Asia Timmons-Pierce

Re:	Jaag Enterprises Ltd. (the “Company”)
Registration Statement on Form S-1 Filed October 25, 2022 [File No. 333-267995] [J&H File No. 4024.00]

Ladies and Gentlemen:

By letter dated November 21, 2022, the staff (the "Staff") of the Securities and Exchange Commission ("Commission") provided JAAG Enterprises Ltd. (the "Company") with comments to the Company’s Registration Statement on Form S-1, filed on October 25, 2022, (the "First Comment Letter").  The Company filed its response to the First Comment Letter on January 18, 2023, at which time it filed an amendment to its registration statement on Form S-1A.  Subsequently, on February 8, 2023, the SEC submitted its second comment letter and the Company in connection with this filing (“Second Comment Letter”). This letter contains the Company’s responses to the Staff’s Second Comment Letter.  The numbered responses and the headings set forth below correspond to the numbered comments and headings in the Staff's Second Comment Letter and include references to the comments in the Staff's First comment letter (the "First Comment Letter").

Concurrently with the delivery of this letter, the Company is filing via EDGAR Amendment No. 2 to the Form S-1 setting forth an amended Registration Statement, reflecting changes made in response to the Staff's comments.  A copy of the amended Registration Statement, marked to show changes, is enclosed with this letter for your convenience and reference.

In addition to the changes made in response to the Staff's comments, the amended Registration Statement reflects some corrections or clarifications to selected passages of the original Registration Statement. In this regard, please note that the interim financial statements have been updated from the fiscal period ending September 30, 2022 to the fiscal period ending December 31, 2022.  The MD&A section has been revised accordingly.

United States and Securities Commission	April 14, 2023
Page 2 of 11

Amendment No. 1 to Registration Statement on Form S-1

General

Staff Comment:

1. Please note that the Sample Letter to China-Based Companies (December 20, 2021) indicates that a China-based issuer is a company based in, or with a majority of its operation in China or Hong Kong. Please note that our comments referencing the PRC and/or China apply to your operations in Hong Kong. Many of the comments contained in this letter have numerous components. To facilitate the staff's analysis of your disclosure, your response letter should separate each comment and component and reproduce the disclosure and the specific location in your filing where you believe the SEC's concern is addressed. Please also note that the headings in this comment letter and comments.

Response:

We have reviewed the Sample Letter referenced above and would note that the first sentence of the introduction in the Sample Letter states that a “China Based Company is one that is based in a or which has the majority of its operations in the PRC.” The Registrant is not based in the PRC and the majority of its operations are not in the PRC. We see no reference in the Sample Letter to companies with operations in Hong Kong. Please instructs us where this definition is broadened to include Hong Kong companies. We could not find it.

As instructed in this response letter we have endeavored to separate each comment and component and reference the specific location in the filing where we believe the Commission's concern is addressed.

Cover Page

Staff Comment:

2. We note your responses to prior comments 1-4. We re-issued those comments, please provide requested disclosure on your cover page.

Prior Comment #1

Please disclose prominently on the prospectus cover page that you are not a Chinese operating company but a Cayman Islands holding company with operations conducted by your subsidiaries based in China and that this structure involves unique risks to investors. If true, disclose that these contracts have not been tested in court. Provide a cross-reference to your detailed discussion of risks facing the company and the offering as a result of this structure.

Response:

We again note that the comment provided in the First Comment Letter as noted above is factually incorrect. The Company is not a Cayman Island holding company. As stated in the response letter dated January 16, 2023 (the "First Response Letter"), the word "Cayman Island" does not appear in the Registration Statement. The Company was formed under the laws of the State of Nevada. It is a holding company and its wholly-owned subsidiary is JAAG Uniform Limited, a corporation organized under the laws of Hong Kong.

United States and Securities Commission	April 14, 2023
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To address the Staff’s Comment, the following paragraph has been added to the cover page of the Registration Statement at the bottom of the cover page (page 3):

The Company is not a Chinese operating company, but was formed under the laws of the State of Nevada and is a holding company, with a wholly owned subsidiary, JAAG Uniform Limited. Our subsidiary is a corporation formed under the laws of Hong Kong. The Company's business is primarily carried out in Hong Kong through its operating subsidiary. For a detailed description of the unique risks facing the Company and the holders of our common stock associated with our operations in Hong Kong and our operations in this holding company structure, please refer to “Risk Factors – Risk Factors Relating to Doing Business in Hong Kong.”

Staff Comment:

Provide a cross-reference to your detailed discussion of risks facing the company and the offering as a result of this structure.

Response:

The new entry above has a cross reference and Amendment #2 to the Registration Statement ("Amendment #2") includes the following paragraph on the bottom of the cover page on page 3, which contains a cross-reference to the detailed discussion of risks facing the Company and the Offering as a result of this corporate structure.

In light of the recent statements and regulatory actions by the PRC government, such as those related to Hong Kong, data security, and anti-monopoly concerns, the Company may be subject to the risks of uncertainty of any future actions of the PRC government. These actions could result in a material change in our operations, including our ability to carry on our current business or accept foreign investments, and the action could have an adverse change in value to our common stock. The Company may also be subject to penalties and sanctions imposed by the PRC regulatory agencies, including the Chinese Securities Regulatory Commission, if the Company fail to comply with such rules and regulations, which could adversely affect the ability of the Company’s securities to continue to trade on OTC Markets, which may cause the value of our securities to significantly decline or become worthless. For a detailed description of the risks facing the Company and the offering associated with our operations in Hong Kong, please refer to the discussion under the heading “Risk Factors – Risk Factors Relating to Doing Business in Hong Kong.”

Prior Comment #2

Provide prominent disclosure about the legal and operational risks associated with being based in or having the majority of the company’s operations in China. Your disclosure should make clear whether these risks could result in a material change in your operations and/or the value of the securities you are registering for sale or could significantly limit or completely hinder your ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. Your disclosure should address how recent statements and regulatory actions by China’s government, such as those related to the use of variable interest entities and data security or anti-monopoly concerns, have or may impact the company’s ability to conduct its business, accept foreign investments, or list on a U.S. or other foreign exchange. Please disclose whether your auditor is subject to the determinations announced by the PCAOB on December 16, 2021 and whether and how the Holding Foreign Companies Accountable Act and related regulations will affect your company. Your prospectus summary should address, but not necessarily be limited to, the risks highlighted on the prospectus cover page.

United States and Securities Commission	April 14, 2023
Page 4 of 11

Response re operations in China:

Amendment #1 to the Registration Statement ("Amendment #1") included the following paragraph on the cover page, which provides prominent disclosure about the legal and operational risks associated with being based in or having the majority of the Company’s operations in China. This disclosure includes a cross-reference to the detailed discussion of risks facing the Company as a result of its corporate structure. This disclosure has been revised and updated on the cover page (page 3), which contains the following discussion:

In light of the recent statements and regulatory actions by the PRC government, such as those related to Hong Kong, data security, and anti-monopoly concerns, the Company may be subject to the risks of uncertainty of any future actions of the PRC government in this regard, which may result in a material change in our operations, including our ability to carry on our current business or accept foreign investments, and the resulting adverse change in value to our common stock. The Company may also be subject to penalties and sanctions imposed by the PRC regulatory agencies, including the Chinese Securities Regulatory Commission, if the Company fails to comply with such rules and regulations, which could adversely affect the ability of the Company’s securities to continue to trade on the Over-the-Counter Bulletin Board, and which may cause the value of our securities to significantly decline in value or to become worthless. These factors could create legal and operational risks, as a result of the Company’s operations being located primarily in Hong Kong, and these risks are discussed more specifically in our Risk Factors Section under the heading “Risk Factors Relating to Doing Business in Hong Kong.”

Response re our Auditor and the HFCAA:

Also, we have added the following paragraph about our auditor and the HFCAA to the bottom of the cover page on page 3.

Our auditor is located in Hong Kong and China, jurisdictions where the PCAOB has been unable to conduct inspections without the approval of the Chinese authorities. Therefore, our auditor is subject to the statements announced by the PCAOB on December 16, 2021. The PCAOB currently does not have free access to inspect the work of our auditor. The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspection. The audits could be disallowed and the Company’s stock could be delisted if it is unable to meet the PCAOB inspection request established by the Holding Foreign Companies Accountable Act (“HFCAA”).

United States and Securities Commission	April 14, 2023
Page 5 of 11

Prior Comments re Risking in Summary

Your prospectus summary should address, but not necessarily be limited to, the risks highlighted on the prospectus cover page.

Response:

In addition to the Risk Factors discussed on our prospectus cover page, as more specifically addressed above the Risk Factors discussed in the prospectus summary has been updated to include the following: (page 10):

Risk Factors Relating to Doing Business in Hong Kong

Recently, the PRC initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little or no advance notice, including a cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using the variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Currently, the Company and its operating subsidiary are not subject to these rules. In the future, the Company may be subject to PRC laws and regulations related to our current business operations and any changes in such laws and regulations and interpretations may impair our ability to operate profitably, which could result in a material negative impact on our operations and/or the value of the securities the Company is registering for sale.

The business of our Subsidiary generates and processes personal data, and the Company is required to comply with PRC laws and regulations relating to cyber security. These laws and regulations could create unexpected costs, subject our Subsidiary to enforcement actions for compliance failures, or restrict portions of our business or cause us to change our data practices or business model.

The Company may be liable for improper use or appropriation of personal information provided directly or indirectly by its customers or end users.

The M&A Rules of the PRC and certain other PRC regulations may make it more difficult for us to pursue growth through acquisitions.

The Group faces the risk that changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the Hong Kong and the profitability of such business.

The business of the Company’s subsidiary has been affected by and future operations may continue to be adversely affected by epidemics and pandemics, such as the recent COVID-19 outbreak.

Because the headquarters of the Group are located outside of the U.S. and its products will be sold outside of the U.S., the Group is subject to the risks of doing business internationally, including periodic foreign economic downturns and political instability, which may adversely affect JAAG Uniform sales and cost of doing business in those regions of the world.

United States and Securities Commission	April 14, 2023
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Because the Group headquarters are located outside of the U.S., U.S. investors may experience difficulties in attempting to effect service of process and in enforcing a judgment pursuant to U.S. federal securities law.

Because the Company’s officers and directors are not residents of the United States, it may be difficult for U.S. investors to enforce any judgment liabilities against them.

The Company must comply with the Foreign Corrupt Practices Act.

Fluctuation in the value of foreign currency may have a material adverse effect on your investment.

Prior Comment #3

Clearly disclose how you will refer to the holding company, subsidiaries, and other entities when providing the disclosure throughout the document so that it is clear to investors which entity the disclosure is referencing and which subsidiaries or entities are conducting the business operations. Refrain from using terms such as “we” or “our” when describing activities or functions of a subsidiary or other entity. For example, disclose, if true, that your subsidiaries and/or other entities conduct operations in China, that the other entity is consolidated for accounting purposes but is not an entity in which you own equity, and that the holding company does not conduct operations. Disclose clearly the entity (including the domicile) in which investors are purchasing an interest.

Response re our reference to the entities:

As Stated in the First Comment Letter, the disclosure has been modified to clearly identify JAAG Enterprises, Ltd. as the parent and its Hong Kong subsidiary, JAAG Uniform, Inc., as the subsidiary in this common holding company structure. Also, the consolidated group will be referred to in some places as the “Group”. Obviously, since the parent company is filing the Registration Statement, persons that purchase shares of the Company, pursuant to this Registration Statement, will be investing in the stock of the parent, not the stock of the subsidiary. Changes to the disclosure have been made throughout the document to more clearly establish this dichotomy.

Prior Comment #3

Disclose clearly the entity (including the domicile) in which investors are purchasing an interest.

Response:

Throughout the prospectus, reference to the sale of any of the securities specifically state that the Company is offering the sale, or the shareholders of the Company are offering the shares.

The Prospectus Cover page clearly sets out that (page 3):

"This is an initial public offering of the common stock of JAAG Enterprises, Inc. (the "Company"), a Nevada corporation, and no public market currently exists for the shares being offered. The Company is offering 1,000,000 shares of common stock (“Shares”). The offering is being made on a self-underwritten, “best efforts” basis. There is no minimum number of Shares required to be purchased by each investor. The Shares offered by the Company will be sold on our behalf by our executive officers and directors. There is no assurance that the Company will be able to sell any of the 1,000,000 Shares being offered by the Company. All of the Shares being registered for sale by the Company will be sold at a fixed price of $0.05 per Share for the duration of the Offering. No commission will be paid in connection with the sale.

United States and Securities Commission	April 14, 2023
Page 7 of 11

Our Selling Shareholders, as defined under the heading “Selling Shareholders”, are offering 2,508,000 shares of our common stock. The Company will not receive any of the proceeds from the sale of shares by the Selling Shareholders. The shares offered by the Selling Shareholders may be sold in one or more transactions at a fixed price of $0.05 per share until our shares are listed on a national securities exchange or quoted in the over-the-counter market, at which time they may be sold at the prevailing market price."

In addition, the Prospectus Summary set out the following (page 8):

Common Stock offered by the Company:

The Company is offering 1,000,000 Shares of its common stock at a fixed price of $0.05 per share. The shares will be offered by our executive officers in a direct offering. Our offering will terminate upon the earliest of (i) such time as all of the Shares have been sold pursuant to the registration statement; (ii) at such time as the board of directors chooses to terminate the offering; or (iii) 365 days from the effective date of this prospectus, unless extended by our Board of Directors for an additional 90 days. No shares of the Subsidiary will be issued in connection with the offering.

Common stock offered by the Stockholders:

The selling shareholders are offering 2,508,000 shares of our common stock in a resale offering at $0.05 per share until our shares are listed on a national exchange or quoted on the OTC Markets, at which time they may be sold at prevailing market prices or in privately negotiated transactions. The offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the registration statement or (ii) 365 days from the effective date of this prospectus, unless extended by our Board of Directors for an additional 90 days. The Company may however, at any time and for any reason terminate the offering.

In addition, we have added the following paragraph to page 3:

THE SECURITIES BEING OFFERED UNDER THIS PROSPECTUS ARE THOSE OF JAAG ENTERPRISES LTD., A NEVADA CORPORATION.

United States and Securities Commission	April 14, 2023
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Prior Comment #4

Provide a description of how cash is transferred through your organization and disclose your intentions to distribute earnings or settle amounts owed under applicable agreements. State whether any transfers, dividends, or distributions have been made to date between the holding company, its subsidiaries, and consolidated entities, or to investors, and quantify the amounts where applicable.

Response:

As stated in the First Response Letter, the Company’s subsidiary, JAAG Uniform Ltd. has transferred no funds to the Company, as the parent in the corporate structure, and the parent has transferred no funds to its subsidiary. The subsidiary is effectively the operating unit of the Group , and it retains its funds to pay its own expenses. Management does not anticipate the payment or distribution of dividends, but in the event such dividends were paid, the Subsidiary would transfer the funds to the parent to make the distribution. No distribution will be made by the subsidiary directly to the shareholders, A discussion of cash flow is contained in the revised registration statement on the cover page (page 3)

The Company’s subsidiary, JAAG Uniform has transferred no funds to the Company, as the parent in the corporate structure and the parent has transferred no funds to the subsidiary. The Subsidiary is the operating company, and it retains its funds to pay its own expenses. Management does not anticipate the payment or distribution of dividends, but in the event such dividends were paid, the Subsidiary would transfer the funds to the parent, which would then make the distribution to the shareholders. No distribution will be made by the subsidiary directly to the shareholders."

Prospectus Summary, page 5

 Staff Comment:

3. Please revise to include summary risk factor. We reissue prior comment 5.

Prior Comment #5

In your summary of risk factors, disclose the risks that your corporate structure and being based in or having the majority of the company’s operations in China poses to investors. In particular, describe the significant regulatory, liquidity, and enforcement risks with cross-references to the more detailed discussion of these risks in the prospectus. For example, specifically discuss risks arising from the legal system in China, including risks and uncertainties regarding the enforcement of laws and that rules and regulations in China can change quickly with little advance notice; and the risk that the Chinese government may intervene or influence your operations at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in your operations and/or the value of the securities you are registering for sale. Acknowledge any risks that any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder your ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

United States and Securities Commission	April 14, 2023
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Response:

We direct Staff’s attention to the revised summary contained in the Registration Statement, which now includes a more detailed discussion of Risk Factors related to our corporate structure. This discussion is in the summary under the heading “Holding Company Structure,” and a detailed discussion of those risks are discussed under the heading “Risk Factors Related to Doing Business in Hong Kong.”

Staff Comment:

4. In your response letter to prior comment 6, you state that the company’s Hong Kong subsidiary does not require permission or approval from Chinese authorities to operate the Company’s or the subsidiaries' business or to offer securities to foreign investors. The Company and its subsidiary are not covered by the permission requirements from the CSRS, CAC or other Chinese agencies." Please provide this information in your revised disclosure.

Response:

In our revision to the summary, we have included a section that discusses these issues under the heading “Regulatory Permissions and Development.”

Staff Comment:

5. We note your response to prior comment 7. We reissue our comment. Please provide the requested information in your summary.

Prior Comment #7

Provide a clear description of how cash is transferred through your organization. Quantify any cash flows and transfers of other assets by type that have occurred between the holding company and its subsidiaries, and direction of transfer. Quantify any dividends or distributions that a subsidiary has made to the holding company and which entity made such transfer, and their tax consequences. Similarly quantify dividends or distributions made to U.S. investors, the source, and their tax consequences. Your disclosure should make clear if no transfers, dividends, or distributions have been made to date. Describe any restrictions on foreign exchange and your ability to transfer cash between entities, across borders, and to U.S. investors. Describe any restrictions and limitations on your ability to distribute earnings from the company, including your subsidiaries, to the parent company and U.S. investors.

Response:

Our summary has been amended to discuss the cash transfer procedures within the Corporate Group as well as other assets and related tax consequences. This discussion is in the summary under the heading “Cash Transfers and Dividend Distribution.”

Prospectus Summary

Doing Business in Hong Kong, page 5

 Staff Comment:

United States and Securities Commission	April 14, 2023
Page 10 of 11

6. In the second to the last paragraph here and in the last paragraph on page 13, please clarify in the first sentence that the audit report was for the year ended June 30, 2022. Your current disclosure states December 31, 2020. In addition, please provide an update to this section to discuss the PCAOB's December 15, 2022 decision to vacate its previous determinations issued on December 16, 2021 with respect to its ability to inspect or investigate completely registered public accounting firms headquartered in Mainland China and Hong Kong.

Response re date of financials:

Amendment #2 has been updated to correctly reflect the year end date of June 20, 2022 in the paragraph under the heading "Doing Business in Hong Kong" and in the last paragraph on page 13 (now page 17).

Response re PCAOB decision:

The summary in this Amendment #2 has been updated to include a discussion of the PCAOB's December 15, 2022 decision to vacate its December 16, 2021 decision under the heading HFCAA.

Part II, Item 16. Exhibits and Financial Schedules, page 59

Staff Comment:

7. Refer to the listing for Exhibit 23.1. Please include a currently dated accountant's consent in the next amendment.

Response:

As requested, a currently dated accountant's consent is included and is being filed with this Amendment #2 as an Exhibit.

Note 4. Summary of Significant Accounting Policies

(f). Revenue Recognition, page 54

 Staff Comment:

8. We have reviewed your response to prior comment 26 but do not consider your response to fully address our comment in its entirety. In this regard, please further expand your disclosures in this footnote to address:

•	The nature or the types of products or services you provide to your customers, pursuant to ASC 606-10-50-12(c);
•

Whether you have identified a single or multiple performance obligations in your contracts with customers, pursuant to ASC 606-10-25-14 and 606-10-50-12 and how you allocate the transaction price pursuant to ASC 606-10-32-29 and 606-10-50-13; and

•	Also include this expanded disclosure in your revenue recognition policy footnote on page 54.

United States and Securities Commission	April 14, 2023
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Response:

Under ASC 606 guidelines, a performance obligation is a promise to transfer to the customer a good or service that is separately identifiable and has standalone value. In our case, the sale of uniform products satisfies both criteria and is considered a single performance obligation. This performance obligation is considered satisfied upon the delivery of the uniform products to the customer, as this is when the customer obtains control of the goods.

To allocate the transaction price, we consider the standalone selling price of the uniform products themselves. We take into account various factors such as market conditions and competitive pricing when determining the standalone selling price. Once we have determined the standalone selling price, we allocate the transaction price to the uniform products accordingly, as required by ASC 606-10-32-29 and 606-10-50-13.

In summary, our primary offering of uniform products represents a single performance obligation that is satisfied upon delivery to the customer. We are committed to following ASC 606 guidelines and providing accurate and transparent financial reporting to our stakeholders. We allocate the transaction price to the uniform products in accordance with ASC 606.

Our auditors have revised Note 4 to each of the contained financial statements to address the nature and types of our products or services, and our identification of single or multiple performance obligations. In addition, we have expanded our discussion of our revenue recognition policy in Footnote 4; in each set of financial statements.

We trust that the above is responsive to the issues raised in our staff’s Comment Letter. We are simultaneously filing a revised Registration Statement Number 2 and we are filing as correspondence a copy of this response to your Second Comment Letter, as well as a redline copy of the revised Registration Statement, which has been marked to show changes from the previous filing.

If you have any questions on these responses or if you need additional clarification of the issues, please contact me at the telephone number noted above.

Sincerely, JONES & HALEY, P.C. As Attorneys for JAAG Enterprises, Ltd.

By:	/s/Richard W. Jones
Richard W. Jones

RWJ:bas

cc: Jeffrey Chau